Exhibit 99.1

JONES SODA CO. ANNOUNCES APPOINTMENT OF NEW DIRECTOR TO THE BOARD OF DIRECTORS

Seattle, WA – May 31, 2023 – Jones Soda Co. (OTCQB: JSDA)(CSE: JSDA) (“Jones” or the “Company”) is pleased to announce that Ronald Dissinger was appointed by the Company’s board of directors (the “Board”) to serve as a director on the Board until the Company’s next annual meeting of stockholders.

“Ron is a global financial executive who brings extensive experience in the CPG industry to the table, having served in financial leadership roles with Kellogg Company both domestically and internationally,” stated Paul Norman Chairman of the Board. “He has deep and broad knowledge of business operations and has provided strategic financial leadership and direction across all aspects of the business, including M&A,” explained Mr. Norman. Over Mr. Dissinger’s 30+ year career he has served in a number of financial roles including Assistant Controller, Vice President and Chief Financial Officer Europe, and Vice President and Chief Financial Officer North America, and in 2010, he was appointed Senior Vice President and Chief Financial Officer Kellogg Company globally, and served in this role until he retired. Mr. Dissinger obtained a bachelor of science from Albright College in 1980 and is also a Certified Management Accountant.

“We are excited to have Ron join the Board, and believe that his extensive background in accounting and finance will provide the Board with a valuable resource as we continue to focus on growth and diversification of our business,” concluded Mr. Norman.

About Jones Soda Co.

Jones Soda Co.® (CSE: JSDA, OTCQB: JSDA) is a leading craft soda manufacturer with a growing line of cannabis products. The Company markets and distributes premium craft sodas under the Jones® Soda and Lemoncocco® brands, and a variety of cannabis products under the Mary Jones brand. Jones’ mainstream soda line is sold across North America in glass bottles, cans and on fountain through traditional beverage outlets, restaurants and alternative accounts. The Company is headquartered in Seattle, Washington. For more information, visit www.jonessoda.com, www.myjones.com, www.drinklemoncocco.com or www.MaryJonesCannabis.com.

Company Contact:

Mark Murray

President and CEO

1-206-624-3357

Investor Relations Contact

Cody Cree

Gateway Group, Inc.

1-949-574-3860

JSDA@gatewayir.com

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